As filed with the Securities and Exchange Commission on April 24, 2006

Registration No. 333-130662

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 6
To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CPI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3670 (Primary Standard Industrial Classification Code Number)	75-3142681 (I.R.S. Employer Identification Number)

811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Joel A. Littman
811 Hansen Way
Palo Alto, California 94303-1110
(650) 846-2900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard C. Wirthlin, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 (310) 277-1010	Daniel J. Zubkoff, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement is being filed solely to amend Part II of the Registration Statement to file Exhibit 5 to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts, payable in connection with the sale and distribution of the securities being registered. The registrant will pay all of these amounts. All amounts are estimated.

Securities and Exchange Commission Registration Fee	$15,635.00
National Association of Securities Dealers, Inc. Filing Fee	15,112.00
Quotation fee—The Nasdaq Stock Market's National Market	105,000.00
Printing and Engraving Expenses	210,000.00
Legal Fees and Expenses	965,000.00
Accounting Fees and Expenses	550,000.00
Blue Sky Fees and Expenses	10,000.00
Transfer Agent and Registrar Agent Fees	25,000.00
Miscellaneous	104,253.00
Total	$2,000,000.00

Item 14.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (‘‘DGCL’’) authorizes a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith. Section 102 of the DGCL also allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions shall not eliminate or limit the liability of a director:

(i)	for any breach of the director's duty of loyalty to the corporation or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	for unlawful payments of dividends or unlawful stock purchases or redemptions; or

(iv)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The registrant's amended and restated certificate of incorporation provides that, to the fullest extent that the DGCL or any other applicable law as it exists or as it may be amended permits the limitation or elimination of the liability of directors, no directors of the registrant will be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The registrant's amended and restated certificate of incorporation and amended and restated bylaws provide that, to the fullest extent permitted by law, the registrant shall indemnify any director or officer of the registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in the defense or settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether brought by or in the right of the registrant, to which he or she was or is a party or threatened to be made a party by reason of his or her current or former position with the registrant or by reason of the fact that he or she is or was serving, at the request of the registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties and will continue to maintain such insurance coverage after the consummation of this offering. In addition, in connection with the consummation of this offering, the registrant will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

The underwriting agreement for this offering will provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters and for the indemnification of the underwriters by the registrant, in each case against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the ‘‘Securities Act’’).

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is a description of the sales of all securities of the registrant sold by the registrant within the past three years that were not registered under the Securities Act.

Floating Rate Senior Notes due 2015 of the Registrant

On February 22, 2005, the registrant issued $80 million in aggregate principal amount of its Floating Rate Senior Notes due 2015 (the ‘‘FLR Notes’’). The FLR Notes were sold for cash to the initial purchasers listed in the table below:

Initial Purchasers	Principal Amount
UBS Securities LLC	$48,000,000
Wachovia Capital Markets, LLC	20,000,000
Bear, Stearns & Co. Inc.	12,000,000
Total	$80,000,000

The FLR Notes were sold to the initial purchasers for an aggregate purchase price of $76,824,000 and were resold by the initial purchasers at a 1% discount. The FLR Notes were sold to the initial purchasers in reliance upon the exemption from registration provided by Regulation D, Rule 506, of the Securities Act, and were subsequently resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. The sale of the FLR Notes was made without general solicitation or advertising.

Registrant's Guarantee of Communications & Power Industries, Inc.'s 8% Senior Subordinated Notes due 2012

On January 23, 2004, Communications & Power Industries, Inc. (‘‘CPI’’) issued $125 million in aggregate principal amount of its 8% Senior Subordinated Notes due 2012 (the ‘‘8% Notes’’) and in connection therewith the registrant guaranteed, on a senior subordinated basis, the 8% Notes. The 8% Notes were sold for cash to the initial purchasers listed in the table below:

Initial Purchasers	Principal Amount
UBS Securities LLC	$50,000,000
Bear, Stearns & Co. Inc.	50,000,000
Wachovia Capital Markets, LLC	25,000,000
Total	$125,000,000

The registrant received none of the gross proceeds from the issuance of the 8% Notes or the guarantee by the registrant of the 8% Notes (the ‘‘Guarantee’’). The issuance of the 8% Notes and the Guarantee to the initial purchasers was made on reliance on the exemption from registration afforded by the provisions of Section 4(2) under the Securities Act, and the 8% Notes were subsequently resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. The sale of the 8% Notes and the issuance of the Guarantee were made without general solicitation or advertising.

Common Stock

In March 2004, Michael Targoff and Chris Toffales, both of which were at such time and currently are directors of the registrant, purchased 65,020 and 9,753 shares of the registrant's common stock, respectively, at a price of $7.69 per share, for an aggregate purchase price of $500,000 and $75,000, respectively. These shares were issued in reliance on the exemption from registration afforded by the provisions of Section 4(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement, which is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in such schedules is not applicable or is shown in the consolidated financial statements, including the notes thereto.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CPI International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on April 24, 2006.

CPI International, Inc.
By:	/s/ Joel A. Littman Joel A. Littman Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 24, 2006.

Signature	Title

/s/*	Chief Executive Officer and Director (Principal Executive Officer)

O. Joe Caldarelli

/s/*	Chief Operating Officer, President and Director

Robert A. Fickett

/s/ Joel A. Littman	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

Joel A. Littman

/s/*	Chairman of the Board of Directors

Michael Targoff

/s/*	Director

Michael F. Finley

/s/*	Director

Jeffrey P. Hughes

/s/*	Director

Chris Toffales

*/s/ Joel A. Littman

Joel A. Littman, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of November 17, 2003, by and among the Registrant, CPI Merger Sub Corp., Communications & Power Industries Holding Corporation (‘‘Holding’’) and Green Equity Investors II, L.P., as Securityholders' Representative (Exhibit 2.4)(6)
2.2	Stock Sale Agreement (‘‘Stock Sale Agreement’’), dated as of June 9, 1995, by and between Communications & Power Industries, Inc. (‘‘CPI’’) (as successor by merger to CPII Acquisition Corp., then known as Communications & Power Industries Holding Corporation) and Varian Associates, Inc. (‘‘Varian Associates’’) (Exhibit 2.1)(1)
2.3	First Amendment to Stock Sale Agreement, dated as of August 11, 1995, by and among Holding, CPI (as successor by merger to CPII Acquisition) and Varian Associates (Exhibit 2.2)(1)
2.4	Second Amendment to Stock Sale Agreement, dated as of August 11, 1995, by and among Holding, CPI (as successor by merger to CPII Acquisition) and Varian Associates (Exhibit 2.3)(1)
2.5	Modification Agreement to Stock Sale Agreement, dated June 18, 2004, by and between CPI and Varian Medical Systems, Inc. (Exhibit 10.2)(9)
3.1	Restated Certificate of Incorporation of CPI, filed with the Delaware Secretary of State on December 10, 2004 (Exhibit 3.1)(10)
3.2	Amended and Restated Bylaws of CPI, dated March 19, 2002 (Exhibit 3.2)(4)
3.3*	Amended and Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on April 7, 2006
3.4*	Amended and Restated Bylaws of the Registrant, effective April 7, 2006
4.1	Indenture, dated as of January 23, 2004, by and among CPI, as Issuer, the Guarantors named therein, as Guarantors, and The Bank of New York Trust Company, N.A. (as successor to BNY Western Trust Company), as Trustee (Exhibit 4.1)(7)
4.2*	Form of Amended and Restated Management Stockholders Agreement, by and among the Registrant, Cypress Merchant Banking Partners II L.P., Cypress Merchant B II C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, and certain management stockholders named therein
4.3	Indenture, dated as of February 22, 2005, by and between the Registrant, as Issuer, and The Bank of New York Trust Company, N.A., as Trustee (Exhibit 10.2)(11)
4.4*	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, Cypress Merchant Banking Partners II L.P., Cypress Merchant B II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC
4.5*	Specimen common stock certificate
5.1†	Legal Opinion of Irell & Manella LLP

Exhibit No.	Description
10.1	Credit Agreement ("Credit Agreement"), dated as of January 23, 2004, amended and restated as of November 29, 2004, by and among CPI, as Borrower, the Guarantors named therein, the Lenders from time to time party thereto, UBS Securities LLC, Bear, Stearns & Co. Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc., Wachovia Bank, National Association, and Wachovia Capital Markets, LLC (Exhibit 10.1)(10)
10.2	Amendment No. 1, dated as of February 16, 2005, to the Credit Agreement (Exhibit 10.1)(11)
10.3	Amendment No. 2, dated as of April 13, 2005, to the Credit Agreement (Exhibit 10.1)(13)
10.4	Amendment No. 3, dated as of December 15, 2005, to the Credit Agreement (Exhibit 10.1)(14)
10.5	Security Agreement, dated as of January 23, 2004, among CPI, the Guarantors party thereto, and UBS AG, Stamford Branch (Exhibit 10.2)(7)
10.6	Cross License Agreement, dated as of August 10, 1995, between CPI and Varian Associates (Exhibit 10.11)(1)
10.7	Agreement of Purchase and Sale (San Carlos Property), dated February 7, 2003, by and between CPI (as successor to Holding) and Palo Alto Medical Foundation; Seventh Amendment, dated November 12, 2003; and Ninth Amendment, dated June 16, 2004 (Exhibit 10.1)(9)
10.8	Agreement re: Environmental Matters, dated June 18, 2004, by and between 301 Holding LLC, CPI, Varian Medical Systems, Inc. and Palo Alto Medical Foundation (Exhibit 10.3)(9)
10.9	Assignment and Assumption of Lessee's Interest in Lease (Units 1-4, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto), dated as of August 10, 1995, by and among Varian Realty Inc., Varian Associates and CPI (Exhibit 10.13)(1)
10.10	Fourth Amendment of Lease, dated December 15, 2000, by and between The Board of Trustees of the Leland Stanford Junior University and CPI (Exhibit 10.10)(3)
10.11	Sublease (Unit 8, Palo Alto), dated as of August 10, 1995, by and between Varian Realty Inc. and CPI (Exhibit 10.15)(1)
10.12	Sublease (Building 4, Palo Alto), dated as of August 10, 1995, by and between CPI, as Sublessee, Varian, as Sublessor, and Varian Realty Inc., as Adjacent Property Sublessor (Exhibit 10.16)(1)
10.13	First Amendment to Sublease, Subordination, Non-Disturbance and Attornment Agreement, dated as of April 2, 1999, by and among Varian, Inc., CPI, Varian, and Varian Realty Inc. (Exhibit 10.15)(12)
10.14	Second Amendment to Sublease, dated as of April 28, 2000, by and between Varian, Inc. and CPI (Exhibit 10.16) (12)
10.15	Communications & Power Industries 2000 Stock Option Plan (Exhibit 10.32)(2)
10.16	First Amendment to Communications and Power Industries 2000 Stock Option Plan (Exhibit 10.32.1)(5)
10.17	Form of Stock Option Agreement 2000 Stock Option Plan (Exhibit 10.33)(2)

Exhibit No.	Description
10.18	Form of Option Rollover Agreement (U.S. Employees) (Exhibit 10.3)(7)
10.19	Form of Option Rollover Agreement (Canadian Employees) (Exhibit 10.5)(12)
10.20	2004 Stock Incentive Plan (Exhibit 10.1)(8)
10.21	Amendment to the 2004 Stock Incentive Plan (Exhibit 10.27)(10)
10.22	Form of Option Agreement (Employees) under the 2004 Stock Incentive Plan (Exhibit 10.2)(8)
10.23	Form of Option Agreement (Directors) under the 2004 Stock Incentive Plan (Exhibit 10.3)(8)
10.24*	2006 Equity and Performance Incentive Plan
10.25*	Form of Stock Option Agreement (IPO Grant) under 2006 Equity and Performance Incentive Plan
10.26*	Form of Stock Option Agreement (Senior Executives) (IPO Grant) under 2006 Equity and Performance Incentive Plan
10.27*	Form of Stock Option Agreement (Directors) under 2006 Equity and Performance Incentive Plan
10.28*	Form of Restricted Stock Agreement (Directors) under 2006 Equity and Performance Incentive Plan
10.29*	2006 Employee Stock Purchase Plan
10.30	Pension Plan for Executive Employees of CPI Canada, Inc. (as applicable to O. Joe Caldarelli) effective January 1, 2002 (Exhibit 10.43)(6)
10.31*	Form of Employment Agreement for O. Joe Caldarelli
10.32*	Form of Employment Agreement for Robert A. Fickett
10.33*	Form of Employment Agreement for Joel A. Littman
10.34	Employment Agreement for Mike Cheng, dated November 2, 2002 (Exhibit 10.40)(6)
10.35	Employment Agreement for Don C. Coleman, dated November 2, 2002 (Exhibit 10.41)(6)
10.36*	Form of Indemnification Agreement
12*	Statement re: Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Registrant (Exhibit 21)(12)
23.1*	Consent of KPMG LLP
23.2†	Consent of Irell & Manella LLP
24.1*	Power of Attorney

†	Filed herewith.

*	Previously filed.

**	To be filed by amendment.

(1)	Incorporated by reference to Communications & Power Industries Inc.'s Registration Statement on Form S-1 (Registration No. 033-96858) filed on September 12, 1995

(2)	Incorporated by reference to Communications & Power Industries Inc.'s Annual Report on Form 10-K for the fiscal year ended September 29, 2000 (File No. 033-96858)

(3)	Incorporated by reference to Communications & Power Industries Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 29, 2000 (File No. 033-96858)

(4)	Incorporated by reference to Communications & Power Industries Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 29, 2002

(5)	Incorporated by reference to Communications & Power Industries Inc.'s Quarterly Report on Form 10-Q for the quarter ended April 4, 2003

(6)	Incorporated by reference to Communications & Power Industries Inc.'s Annual Report on Form 10-K for the fiscal year ended October 3, 2003

(7)	Incorporated by reference to Communications & Power Industries Inc.'s Quarterly Report on Form 10-Q for the quarter ended January 2, 2004

(8)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended April 2, 2004

(9)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 2, 2004

(10)	Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 1, 2004

(11)	Incorporated by reference to the Registrant's Form 8-K filed on February 23, 2005

(12)	Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-123917) filed on April 7, 2005

(13)	Incorporated by reference to the Registrant's Form 8-K filed on April 19, 2005

(14)	Incorporated by reference to the Registrant's Form 8-K filed on December 16, 2005